Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-126617 on Form SB-2 filed with the Securities and Exchange Commission and the Amended Notice of Mutual Holding Company Reorganization on Form MHC-1 (“Form MHC-1”), Application for Approval of Minority Stock Issuance on Form MHC-2 (“Form MHC-2”) and Holding Company Application on Form H-(e)1-S (“Form H-(e)1-S”) filed with the Office of Thrift Supervision of our report dated July 22, 2005 on the financial statements of Equitable Federal Savings Bank of Grand Island. We also consent to the references to us under the headings “Material Income Tax Consequences” and “Experts” in this Registration Statement on Form SB-2 and the Amended Form MHC-1, Form MHC-2 and H-(e)1-S.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Oak Brook, Illinois

September 14, 2005